EXHIBIT 4

ON DEMAND GUARANTEE AND INDEMNITY between Seadrill Partners LLC (as Guarantor) and ING Bank N.V. (as Agent)
Advokatfirmaet BA-HR DAwww.bahr.no

THIS ON DEMAND GUARANTEE AND INDEMNITY is granted on 28 October 2014 by:

(1)	Seadrill Partners LLC, organisation number 962166, incorporated under the laws of the Marshall Islands (the “Guarantor”), in favour of:

(2)	ING Bank N.V., of Bijlmerplein 888, 1102 MG Amsterdam, The Netherlands, organisation number 33031431 as Agent for itself and the other Finance Parties (the “Agent”).
BACKGROUND:

(A)
Seadrill Vela Hungary Kft. (the “Principal Debtor”), Seadrill Tellus Ltd., the Agent, and certain other Obligors and Finance Parties, have entered into a USD 1,450,000,000 Senior Secured Credit Facilities Agreement originally dated 20 March 2013, as amended thereafter, latest by a Second Amendment and Restatement Agreement dated 28 October 2014, (the "Facility Agreement") a copy of which is attached hereto as Schedule 1;

(B)
pursuant to clause 19 (Security) of the Facility Agreement, it is a condition that the Guarantor provides this irrevocable and unconditional on demand guarantee and indemnity (Nw. selvskyldnerkausjon) in favour of the Finance Parties (the “Guarantee”); and

(C)	the Guarantor has agreed to provide the Guarantee.
THE UNDERSIGNED HEREBY AGREE AS FOLLOWS:
INTERPRETATION
Capitalised terms used herein shall, save as expressly defined herein, have the same meaning as ascribed thereto in the Facility Agreement.
GUARANTEE
The Guarantor irrevocably and unconditionally:
guarantees to the Agent, on behalf of itself and the other Finance Parties, as for its own debt as principal obligor and not merely as surety, the due and punctual performance by the Principal Debtor of all the Principal Debtor’s obligations in respect of the Tranches under the Facility Agreement which relate to the drillship “West Vela”, (the “Secured Obligations”);
undertakes with the Agent that whenever the Principal Debtor does not pay any amount when due under or in connection with the Secured Obligations, the Guarantor shall immediately on demand pay that amount as if it was the principal obligor; and
undertakes to indemnify the Agent immediately on demand against any cost, loss or liability suffered by the Agent or any Finance Party if any obligation guaranteed by the Guarantor is or becomes unenforceable, invalid or illegal. The amount of the cost, loss or liability shall be equal to the amount which that Agent and/or the Finance Parties would otherwise have been entitled to recover.
MAXIMUM LIABILITY
The liability of the Guarantor hereunder shall be limited to USD 497,500,000 plus interest and costs, which is the principal amount of the Tranches relating to the “West Vela” as of the date of this Guarantee with a headroom of 15%.
CONTINUING SECURITY, MULTIPLE DRAWINGS

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This Guarantee shall remain in full force and effect from the date hereof and until the date when all amounts outstanding under the Tranches relating to the “West Vela” have been irrevocably satisfied.
Multiple drawings can be made under this Guarantee subject to the maximum amount stated in Clause 3.
WAIVER OF RIGHTS AND DEFENCES
The obligations of the Principal Debtor pursuant to the Facility Agreement are and will be secured to the extent set out in the Facility Agreement. If and to the extent applicable, the provisions of (and/or principles derived from) the Norwegian Financial Contracts Act 1999 (the “FCA”) § 62 to and including § 74 shall not apply to this Guarantee.
The Guarantor may not:
require that the Agent, following the occurrence of an Event of Default which is continuing under the Facility Agreement, first make demand upon or seek to enforce remedies against the Principal Debtor in respect of the amounts outstanding under the Facility Agreement before demanding payment or seeking to enforce this Guarantee;
assert that its liability under this Guarantee has been impacted because of a failure to give notice of any kind whatsoever;
exercise any rights of subrogation into the rights of the Agent under the Facility Agreement or any security issued or made pursuant to the Facility Agreement until and unless the Agent has received all amounts due or to become due to it under the Facility Agreement;
claim reimbursement from the Principal Debtor for payments made hereunder until and unless the Agent has received all amounts due or to become due to it under the Facility Agreement and the obligations of the Agent to make further amounts available under the Facility Agreement has been irrevocably terminated; and
require that additional security be provided or maintained.
The Agent is entitled to amend, supplement, release or waive any security provided for the obligations of the Principal Debtor under the Facility Agreement or any third party relationship including (but not limited to) any rescission, waiver, amendment or modification of any term or provision thereof without the Guarantor's consent (save for any amendments to this Guarantee).
RELATION TO OTHER SECURITY
The Guarantor's obligations under this Guarantee will not be affected in any way whatsoever by the existence or non-existence of any other guarantee, indemnity, suretyship or similar instrument or by any collateral or security interest provided by a third party for the obligations of the Principal Debtor under the Facility Agreement.
DEFAULT INTEREST
If the Guarantor fails to pay any amount duly demanded hereunder, default interest shall accrue on such amount from the date of the demand and up to the date of actual payment (both before or after judgment) at a rate which is equal to the statutory default interest rate determined by the Norwegian Ministry of Finance from time to time pursuant to the Act on Default Interest (Nw: forsinkelsesrenteloven).
LIMITED RECOURSE AFTER PAYMENT
Following payment of an amount demanded hereunder, the Guarantor waives any right to assert that all or parts of such amount should be repaid to the Guarantor because of:
the Principal Debtor's winding up or dissolution or its administration, provisional liquidation or any administration having a similar effect;

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any obligation of the Principal Debtor under the Facility Agreement or any transaction relating to the Facility Agreement being or becoming void, voidable or otherwise unenforceable in accordance with its terms; or
any legal limitation, disability or incapacity of or affecting the Principal Debtor.
REPRESENTATIONS AND WARRANTIES
The Guarantor hereby represents and warrants to the Agent that:
it is a limited liability company, duly incorporated and validly existing and registered under the laws of the Marshall Islands;
it possesses the capacity to sue or be sued in its own name and is not immune from legal proceedings being initiated against it;
it has the corporate power and authority to execute and deliver this Guarantee and to carry out its terms and provisions, and that all corporate or other action required to authorise the execution and delivery of the same by it and the performance by it of its obligations hereunder has been duly taken;
this Guarantee constitutes the valid, binding and enforceable obligations of the Guarantor;
the claims of the Agent against the Guarantor under this Guarantee rank at least pari passu with the claims of all of the Guarantor's other unsubordinated unsecured creditors save those whose claims are preferred by bankruptcy, insolvency, liquidation or other similar laws of general application;
any and all amounts payable by the Guarantor under this Guarantee may be made free and clear of and without deduction for or on account of any taxes; and
no stamp or registration duty or similar taxes or charges are payable in Norway or elsewhere in respect of this Guarantee or would be payable upon enforcement of this Guarantee, apart from minor court fees.
COVENANTS
The Guarantor undertakes for the benefit of the Agent that, unless the Agent has given its prior written consent to the contrary, it will:
promptly inform the Agent about any event which may adversely affect its ability to fully perform its obligations under this Guarantee;
ensure that its obligations to the Agent will rank at least pari passu with all its other unsecured and unsubordinated obligations;
make all payments under this Guarantee free and clear of and without any deduction or withholding for or on account of any Taxes or any other governmental or public payment, unless a Tax Deduction or withholding is required by law;
if any Tax Deduction or withholding under the foregoing paragraph is required by law, increase the amount of the payment due under this Guarantee to an amount which (after making any such Tax Deduction or withholding) leaves an amount equal to the payment which would have been due if no Tax Deduction or withholding had been required; and
pay to the Agent an amount equal to the loss, liability or cost which the Agent determines will be or has been (directly or indirectly) suffered for or on account of any tax by the Agent in respect of this Guarantee.

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NOTICES
Any notice or other communication hereunder shall be made in accordance with clause 32 (Notices) of the Facility Agreement. The Agent may communicate with the Guarantor through the Principal Debtor.
ASSIGNMENT
The Agent shall be entitled to assign this Guarantee without the consent of the Guarantor.
GOVERNING LAW AND JURISDICTION
This Guarantee shall be governed by and construed in accordance with Norwegian law.
The Guarantor hereby irrevocably submits to the jurisdiction of the Norwegian courts, the venue to be Oslo District Court.
The submission to the jurisdiction of the Norwegian courts shall not limit the right of the Agent to take any legal action or proceedings against the Guarantor in any court which may otherwise exercise jurisdiction over the Guarantor or any of its assets.

as Guarantor	as Agent
By: _________________________	By: _________________________
Name:	Name:
Title:	Title:
Company: Seadrill Partners LLC	Company: ING Bank N.V.

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SCHEDULE 1
FACILITY AGREEMENT

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